Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Reports a 57.24% Reduction in Nonperforming Assets for the Twelve Months Ended June 30, 2014

Joliet, Illinois, July 22, 2014 - First Community Financial Partners, Inc. (OTCQB: FCMP, “First Community”), the parent company of First Community Financial Bank (the “Bank”), today reported that its net income applicable to common shareholders for the three months ended June 30, 2014 was $1.3 million, or $0.08 per diluted share, compared with $567,000, or $0.03 per diluted share, for the three months ended June 30, 2013.

"For the past year, we have been focused on improving the health of the loan portfolio and reducing the level of nonperforming assets. This focus has resulted in a meaningful reduction in nonperforming assets by $16.6 million or 57.24% from June 30, 2013 to June 30, 2014," said Roy Thygesen, Chief Executive Officer. "Moreover, criticized and classified loans have declined $35.7 million or 76.45% over the same period. With this substantial loan portfolio improvement, loan loss provision expenses declined during the second quarter having a positive impact on earnings."

"We have made remarkable progress since the consolidation of our subsidiary banks in March 2013," continued Thygesen. "With the dramatic improvement in asset quality, nonperforming assets as a percentage of total assets is down from 3.47% at June 30, 2013 to 1.35% at June 30, 2014. As importantly, while making substantial strides in improving asset quality, we continued to grow our client base generating loan growth of $16.3 million from June 30, 2013 to June 30, 2014, and growing non-interest bearing demand deposits by $16.4 million or 15.09% during the same period. We believe we have now substantially completed the cleanup of our loan portfolio and are very optimistic about our growth and profitability going forward."

Enhancing Core Earnings

•	Loans increased $16.3 million to $664.4 million, from to June 30, 2013 to June 30, 2014.

•	Non-interest bearing deposit accounts increased $16.4 million from June 30, 2013 to $125.2 million at June 30, 2014.

•	Net interest income stabilized and increased to $7.3 million for the quarter ended June 30, 2014 compared to $7.0 million for the quarter ended June 30, 2013.

•	Pre-tax pre-provision income was $2.7 million for the quarter ended June 30, 2014 compared to $2.3 million for the same quarter in 2013.

•
Effective July 2014, First Community implemented a reorganization of duties and four positions were eliminated. The job eliminations will result in $555,000 in annual salary and benefit savings which will be realized starting in the first quarter of 2015.

Aggressive Cleanup of Loan Portfolio

•	Nonperforming assets declined by $16.6 million from June 30, 2013 and $7.1 million from March 30, 2014 to $12.4 million at June 30, 2014.

◦	Non-performing assets were 1.35% of total assets at June 30, 2014 compared to 2.24% at March 31, 2014 and 3.47% at June 30, 2013.

◦	Nonperforming loans declined by $6.8 million in the second quarter of 2014, a 44.41% decrease. Non-performing loans have decreased $17.9 million or 67.89% since June 30, 2013.

◦
Provision for loan losses expense decreased from $2.0 million for the quarter ended March 31, 2014 and $1.5 million for the quarter ended June 30, 2013 to $667,000 for the quarter ended June 30, 2014. The results reflect the substantial improvement in the credit quality of the loan portfolio since June 30, 2013.

◦	Net charge-offs were $2.6 million for the quarter ended June 30, 2014, compared to $1.5 million for the quarter ended March 31, 2014 and $2.8 million for the quarter ended June 30, 2013.

◦	The allowance for loan losses represents 2.16% of total loans and 169.49% of non-performing loans at June 30, 2014. The ratio of allowance for loan losses to nonperforming loans has steadily improved over the last year from 107.12% at March 31, 2014 and 78.07% at June 30, 2013.

Other Second Quarter 2014 Highlights

•	Balance sheet

◦
Commercial loans increased $1.7 million in the second quarter 2014 and increased $11.9 million year over year, which allowing First Community to reduce its overall reliance on commercial real estate loans.

◦
Money market accounts increased $19.5 million in the second quarter of 2014 and $42.6 million year over year as First Community reduced its overall reliance on time deposits for funding its balance sheet.

◦	First Community's ratio of tangible common stockholders' equity to tangible assets was 9.55% at June 30, 2014, compared to 9.93% at March 31, 2014, and 8.30% at June 30, 2013.

◦	Book value per common share increased $0.10 to $5.32 at June 30, 2014, compared to $5.22 at March 31, 2014, and increased $1.03 compared to $4.29 at June 30, 2013.

•	Revenues

◦
Net interest income was $7.3 million for the second quarter of 2014 compared to $6.8 million for the first quarter of 2014, an increase of $488,000 due largely to loan growth and a reduction in nonperforming assets.

◦
Non-interest income was $845,000 for the second quarter of 2014 compared to $621,000 for the first quarter of 2014. This includes $483,000 of income related to proceeds received from a bank owned life insurance policy, in addition to $28,000 in gains on the sale of loans and $38,000 in gains on the sale of securities.

•	Non-interest expense

◦
Non-interest expense was $5.4 million for the second quarter of 2014 compared to $4.7 million for the first quarter of 2014. The difference related to the reversal of an accrual for a contingent liability recorded during the first quarter of 2014, and write downs based on updated appraisals on the value of foreclosed assets during the second quarter of 2014 in the amount of $369,000,

▪
Salaries and benefits expense decreased $70,000 or 2.5% from the first quarter of 2014 and increased $84,000 from the same period in 2013 due to additions to mortgage lending staff and the additions of two market presidents.

▪
Occupancy expense decreased $34,000 or 7.2% in the second quarter of 2014 compared to the first quarter of 2014 due to the purchase of our previously leased Channahon branch building in the second quarter in 2014.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the OTCQB marketplace (OTCQB: FCMP). First Community Financial Partners, Inc. has one bank subsidiary, First Community Financial Bank.

About First Community Financial Bank: First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, Inc., with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the recent merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with the First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 20, 2014.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Community Financial Partners, Inc.
Selected Quarterly Financial Data

	2014		2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Selected Operating Data	(dollars in thousands, except per share data)(unaudited)
Interest income	$8,842	$8,356	$8,800	$8,609	$8,595
Interest expense	1,582	1,584	1,601	1,514	1,575
Net interest income	7,260	6,772	7,199	7,095	7,020
Provision for loan losses	667	1,999	4,086	1,216	1,468
Net interest income after provision for loan losses	6,593	4,773	3,113	5,879	5,552
Noninterest income	845	621	424	306	317
Noninterest expense	5,411	4,657	4,853	5,079	5,066
Income (loss) before income taxes	2,027	737	(1,316)	1,106	803
Income tax expense (benefit)	557	231	(572)	(14,102)	—
Income (loss)	1,470	506	(744)	15,208	803
Net income (loss) applicable to First Community Financial Partners, Inc.	1,470	506	(744)	15,208	803
Dividends and accretion on preferred shares	(144)	(145)	(177)	(236)	(236)
Redemption of preferred shares	—	—	—	1,988	—
Net income (loss) applicable to common shareholders	$1,326	$361	$(921)	$16,960	$567

Per Share Data
Basic earnings (loss) per common share	$0.08	$0.02	$(0.06)	$1.05	$0.04
Diluted earnings (loss) per common share	$0.08	$0.02	$(0.06)	$1.03	$0.03
Book value per common share	$5.32	$5.22	$5.24	$5.34	$4.29
Weighted average common shares - basic	16,548,399	16,398,348	16,231,167	16,198,676	16,155,938
Weighted average common shares - diluted	16,740,390	16,642,021	16,231,167	16,403,793	16,299,591
Common shares outstanding-end of period	16,548,563	16,548,313	16,333,582	16,221,413	16,175,938

Performance Ratios
Annualized return on average assets	0.60%	0.17%	(0.42)%	8.05%	0.27%
Annualized return on average common equity	5.66%	1.67%	(3.40)%	71.68%	2.72%
Net interest margin	3.45%	3.29%	3.52%	3.47%	3.39%
Interest rate spread	3.26%	3.10%	3.32%	3.26%	3.19%
Efficiency ratio (1)	66.76%	62.99%	63.66%	68.63%	67.52%
Average interest-earning assets to average interest-bearing liabilities	124.87%	125.03%	125.67%	128.05%	126.06%
Average loans to average deposits	89.68%	90.95%	92.97%	92.29%	88.94%

Footnotes:
(1) We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.

First Community Financial Partners, Inc.
Summary of Selected Period-End Financial Data

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Selected Balance Sheet Data	(dollars in thousands)(unaudited)
Total assets	$922,128	$870,058	$867,576	$852,409	$837,108
Total securities (1)	168,072	149,902	142,283	144,111	116,270
Loans	664,390	661,898	652,131	659,040	648,081
Allowance for loan losses	(14,383)	(16,351)	(15,820)	(20,203)	(20,634)
Net loans	650,007	645,547	636,311	638,837	627,447
Total deposits	763,632	729,426	725,401	698,330	708,412
Subordinated debt	19,319	19,312	19,305	19,298	13,791
Other borrowed funds	30,890	25,798	25,563	38,659	28,536
Shareholders’ equity (2)	94,266	92,534	91,587	92,660	82,756

Asset Quality
Nonperforming loans(3)	8,486	15,264	23,194	20,303	26,429
Nonperforming assets(4)	12,414	19,465	27,610	24,517	29,014
Nonperforming loans (3) to total loans	1.28%	2.31%	3.56%	3.08%	4.08%
Nonperforming assets(4) to total assets	1.35%	2.24%	3.18%	2.88%	3.47%
Allowance for loan losses to non-performing loans	169.49%	107.12%	68.21%	99.51%	78.07%
Allowance for loan losses to total loans	2.16%	2.47%	2.43%	3.07%	3.18%

Capital Ratios
Tangible common equity to tangible assets(5)	9.55%	9.93%	9.86%	10.16%	8.30%
Average equity to average total assets	10.54%	10.66%	10.85%	9.91%	9.77%
Tier 1 leverage	8.79%	8.76%	8.87%	9.22%	9.41%
Tier 1 risk-based capital	10.52%	9.61%	9.77%	10.48%	11.53%
Total risk-based capital	14.44%	13.37%	13.55%	14.41%	14.80%

Footnotes:
(1) Includes available for sale securities recorded at fair value and Federal Home Loan Bank stock at cost.
(2) Includes shareholders’ equity attributable to outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C.
(3) Nonperforming loans include loans on non-accrual status and those past due more than 90 days and still accruing interest.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible common equity to tangible assets is total shareholders' equity less preferred stock divided by total assets

First Community Financial Partners, Inc.
Reconciliation of Non-GAAP Selected Quarterly Financial Data

	2014		2013
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Selected Operating Data	(dollars in thousands)(unaudited)
Net interest income	$7,260	$6,772	$7,199	$7,095	$7,020
Noninterest income	845	621	424	306	317
Noninterest expense	5,411	4,657	4,853	5,079	5,066
Adjusted pre-tax pre-provision income	$2,694	$2,736	$2,770	$2,322	$2,271